Exhibit 10.2

RADISYS CORPORATION LONG TERM INCENTIVE PLAN

Award Agreement for
Performance-Based Restricted Stock Units

This Award Agreement (the “Agreement”), dated as of         , is made by and between Radisys Corporation (the “Company”) and              (the “Participant”).
RECITALS
WHEREAS, the Company has established and maintains the Radisys Corporation Long Term Incentive Plan, as amended (the “Plan”); and
WHEREAS, the Participant is an employee of the Company or a subsidiary of the Company; and
WHEREAS, the Company desires to grant to the Participant performance-based restricted stock units ("RSUs") under the Plan for the performance period commencing September 10, 2012 and ending on December 31, 2014 (the “Performance Period”), subject to certain restrictions and limitations; and
WHEREAS, the Participant desires to receive a grant of such RSUs from the Company;
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:
1.Grant of Award.
(a)    Number of RSUs. The Company hereby grants to the Participant          RSUs on the grant date (the "Award"), subject to the terms and conditions of this Agreement. Each RSU represents the right to receive a Share of Common Stock if the RSU becomes vested and non-forfeitable in accordance with Section 2 or 3 of this Agreement. The Participant shall have no rights as a stockholder of the Company including, but not limited to, voting and dividend rights until the Participant receives Shares in settlement of the Award (or portion thereof).
(b)    Target Award and Semi-Annual Target Award. Performance will be measured as of the last day of each semi-annual period in 2013 and 2014 (each, a "Performance Goal Achievement Date"), with the first applicable Performance Goal Achievement Date being June 30, 2013. The Participant's "Target Award" for the Performance Period will be ____________ RSUs. The Participant's "Semi-Annual Target Award" with respect to each Performance Goal Achievement Date during the Performance Period will be 25% of the Target Award (that is, RSUs).
(c)    Limitations. Subject to adjustment in accordance with Section 13 of the Plan, the Participant will have no right to receive an amount in settlement of the Award greater than the amount set forth in Section 1(a). Except as otherwise provided in Section 3, to be eligible to receive a payment hereunder with respect to the performance goals achieved on any Performance Goal Achievement Date, the Participant must be actively employed by the Company or one of its subsidiaries on the Performance Goal Determination Date (as defined below) applicable to such Performance Goal Achievement Date. Except as otherwise expressly provided in Section 3, upon the Participant's termination of employment with the Company and all of its subsidiaries prior to the Performance Goal Determination Date, the Participant's right to be issued any Shares in settlement of the Award with respect to such semi-annual period or any future semi-annual periods in the Performance Period shall be forfeited by the Participant.
2.    Vesting. The Participant's interest in the Award shall vest and become non-forfeitable when the Committee determines and certifies satisfaction of (i) a Performance-Based Component; and (ii) a Value-Creation Component, as

described in this Section 2 (the "Performance Goal Determination Date"), provided, however, that in no event shall the total number of Shares issuable pursuant to an Award exceed the number of Shares set forth in Section 1(a) notwithstanding the calculation of a Performance-Based Component and a Value-Creation Component that would otherwise provide for a greater number.
(a)    Performance-Based Component. The Committee shall determine the portion, if any, of the Semi-Annual Target Award the Participant is eligible to receive as of each Performance Goal Achievement Date based on achievement of certain performance goals set forth on Appendix 1 (the "Semi-Annual Award"). The Participant's eligibility to receive Shares in settlement of such Semi-Annual Award shall be subject to the terms of this Agreement. The Participant's Semi-Annual Award with respect to any Performance Goal Achievement Date during the Performance Period shall be equal to the number of Shares set forth on Appendix 1 corresponding to the applicable Performance Goal Achievement Percentage. The "Performance Goal Achievement Percentage" means the weighted average of the achievement percentages for each performance metric under each performance goal for the applicable semi-annual period during the Performance Period, as determined in the sole discretion of the Committee.
The performance goals, and the performance metrics and respective Performance Goal Achievement Percentages applicable to each performance goal, shall be established in the sole discretion of the Committee and shall be furnished to the Participant no later than three months after the beginning of each calendar year during the Performance Period, except that with respect to the Performance Goal Achievement Date of June 30, 2013, the Committee shall deliver to the Participant a summary of the performance goals, and the performance metrics and the respective Performance Goal Achievement Percentages applicable to each performance goal, no later than November 30, 2012.
The Committee shall review and certify in writing the level of attainment of the performance goals for each semi-annual period during the Performance Period, which shall be the basis for determining the applicable Semi-Annual Award, if any. Notwithstanding any contrary provision of the Plan or this Agreement, the Committee, in its sole discretion, may eliminate or reduce the Semi-Annual Award payable to any Participant below that which would otherwise be payable under this Section 2(a).

(b)    Value-Creation Component. The Participant's Semi-Annual Award under Section 2(a) above, if any, shall be adjusted on the Performance Goal Achievement Date by multiplying such Semi-Annual Award by the multiplier set forth on Appendix 2 (the "Multiplier") corresponding to the average of the per share closing prices of the Shares for the 30 consecutive trading days ending one trading day prior to the applicable Performance Goal Achievement Date.
The Committee shall review and certify in writing the average Share price on the Performance Goal Achievement Date and the applicable Multiplier, which shall be the basis for determining the applicable adjustment to the Semi-Annual Award, if any. Notwithstanding any contrary provision of the Plan or this Agreement, the Committee, in its sole discretion, may eliminate or reduce the Semi-Annual Award, as so adjusted, payable to any Participant below that which would otherwise be payable under this Section 2(b).
(c)    Additional Documents/Capitalized Terms. The Participant agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement. Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan.
(d)    Issuance of Shares. If, and at the time, the Participant's Semi-Annual Award vests under the terms of this Section 2, the Participant shall be issued a number of Shares equal to the Semi-Annual Award (as adjusted pursuant to Section 2(b), if applicable) that has vested on such Performance Goal Determination Date, without payment therefor, as full consideration for the vested Semi-Annual Award. Without limiting the entitlement of the Participant to Shares pursuant to a Semi-Annual Award that has vested, as soon as practicable following the applicable Performance Goal Determination Date and, in any event, no later than the date that is two and one-half months following the last day of the calendar year in which the Performance Goal Determination Date for such Semi-Annual Award occurs, the Company shall, in its sole discretion, either (i) cause to be delivered to the Participant a certificate evidencing such Shares (less any Shares withheld under Section 5 below) or (ii) cause its third-party record keeper to credit an account established and maintained in the Participant’s name with such Shares (less any Shares withheld under Section 5 below) as evidence of the issuance of Shares pursuant to this Agreement. No fractional Shares shall be issued under this

Agreement. The Semi-Annual Award (as adjusted pursuant to Section 2(b), if applicable), if any, shall be rounded to the next lowest whole number of Shares in the event that the Semi-Annual Award would otherwise include fractional Shares. Notwithstanding any provision in the Agreement to the contrary, the Company may, in its sole discretion, settle the Semi-Annual Award in the form of (1) a cash payment to the extent settlement in Shares (i) is prohibited under local law, (ii) would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (or country of employment, if different), or (iii) is administratively burdensome; or (2) Shares, but require the Participant to immediately sell such Shares (in which case, pursuant to this Agreement, the Company shall have the authority to issue sales instructions in relation to the Shares on the Participant's behalf).
3.    Termination of Employment.
(a)    Termination for Cause. Upon the Participant’s termination of employment with the Company and its subsidiaries for Cause following a Performance Goal Achievement Date but prior to the date on which the Participant’s Semi-Annual Award is distributed pursuant to Section 2(d), the Participant shall forfeit the right to receive such Semi-Annual Award or any subsequent Semi-Annual Award under this Agreement or the Plan.
(b)    Termination upon Death or Disability. If the Participant’s employment with the Company and its subsidiaries is terminated as a result of the Participant’s death or Disability prior to the last day of a semi-annual period and the last day of such semi-annual period is a Performance Goal Achievement Date, the Participant shall be entitled to receive a pro-rata Semi-Annual Award equal to the Semi-Annual Award the Participant would have received had the Participant remained employed until the Performance Goal Determination Date applicable to such Performance Goal Achievement Date, multiplied by the ratio of: (x) the number of full days elapsed from the beginning of the applicable semi-annual period to and including the date of the Participant’s termination of employment to (y) the number of full days elapsed from the beginning of the applicable semi-annual period to and including such Performance Goal Achievement Date. If the Participant's employment with the Company and its subsidiaries is terminated as a result of the Participant's death or Disability on or after the last day of a semi-annual period and prior to the Performance Goal Determination Date applicable to the Performance Goal Achievement Date for such semi-annual period, the Participant shall be entitled to receive a Semi-Annual Award equal to the Semi-Annual Award the Participant would have received had the Participant remained employed until such Performance Goal Determination Date. Any Semi-Annual Award payable under this Section 3(b) shall be payable as soon as practicable following the applicable Performance Goal Determination Date and, in any event, no later than the date that is two and one-half months following the last day of the calendar year in which the Performance Goal Achievement Date for such Semi-Annual Award occurs. With respect to the Performance Goal Achievement Date of June 30, 2013, references in this Section 3(b) to "semi-annual period" shall be replaced by references to "10-month period."
(c)    Termination without Cause. If the Participant’s employment with the Company and its subsidiaries is terminated by the Company or a subsidiary without Cause prior to the last day of a semi-annual period and the last day of such semi-annual period is Performance Goal Achievement Date, the Participant shall be entitled to receive a pro-rata Semi-Annual Award equal to the Semi-Annual Award the Participant would have received had the Participant remained employed until the Performance Goal Determination Date applicable to such Performance Goal Achievement Date, multiplied by the ratio of: (x) the number of full days elapsed from the beginning of the applicable semi-annual period to and including the date of the Participant’s termination of employment to (y) the number of full days elapsed from the beginning of the applicable semi-annual period to and including such Performance Goal Achievement Date. If the Participant's employment with the Company and its subsidiaries is terminated by the Company or a subsidiary without Cause on or after the last day of a semi-annual period and prior to the Performance Goal Determination Date applicable to the Performance Goal Achievement Date for such semi-annual period, the Participant shall be entitled to receive a Semi-Annual Award equal to the Semi-Annual Award the Participant would have received had the Participant remained employed until such Performance Goal Determination Date. Any Semi-Annual Award payable under this Section 3(c) shall be payable as soon as practicable following the applicable Performance Goal Determination Date and, in any event, no later than the date that is two and one-half months following the last day of the calendar year in which the Performance Goal Achievement Date for such Semi-Annual Award occurs. With respect to the Performance Goal Achievement Date of June 30, 2013, references in this Section 3(c) to "semi-annual period" shall be replaced by references to "10-month period."

4.    Restrictions on Transfer. Except as otherwise provided herein or in the Plan, the Award granted pursuant to this Agreement and the rights and privileges conferred hereby shall not be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law. Immediately upon any attempt to transfer such rights, such Award, and all of the rights related thereto, shall be forfeited by the Participant.
5.    Withholding. The Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the Award granted pursuant to this Agreement and the issuance of Shares (or payment of cash) pursuant to this Agreement (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Participant. The Company may, prior to and as a condition of issuing any Shares pursuant to this Agreement or delivering any Share certificates or any cash or other assets to the Participant, require the Participant to pay the Withholding Taxes or to satisfy the Company in a manner acceptable to the Company that the Withholding Taxes will be paid. The Participant agrees that the Company may, in its discretion as permitted in accordance with local law, pay or satisfy all or part of the Participant’s obligation to pay the Withholding Taxes by withholding a number of Shares that would otherwise be deliverable to the Participant having a fair market value not in excess of the minimum amount of the Withholding Taxes.
6.    Plan Incorporated by Reference. This grant of the Award is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Participant hereby acknowledges receipt from the Company of a copy of the current version of the Plan which shall be deemed to be incorporated in and form a part hereof. The Participant acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.
7.    No Employment or Other Rights. This Agreement and the Award issued hereunder does not confer upon the Participant any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate the Participant’s employment at any time for any reason, with or without cause, or to decrease the Participant’s compensation or benefits.
8.    Representations and Covenants of the Participant. The Participant represents, warrants, agrees and covenants with the Company that:
(a)    the Participant has not been induced to enter into this Agreement by expectation of employment or continued employment with the Company or any subsidiary of the Company, and the receipt of this Award under the Plan is voluntary;
(b)    the Participant will comply with all applicable laws in connection with this Award and the acquisition and sale of any Shares issued hereunder and shall indemnify and hold the Company and all of its subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its subsidiaries in connection with any breach or default by the Participant under such applicable laws;
(c)    the Participant is an employee in active employment with the Company or one of its subsidiaries; and
(d)    as a condition to the Award, the Participant will repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country. In addition, the Participant will take any and all actions, and consent to any and all actions taken by the Company or any of its subsidiaries, as may be required to allow the Company or any of its subsidiaries to comply with local laws, rules and regulations in the Participant’s country. Finally, the Participant will take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country.
9.    Acknowledgements by Participant. The Participant acknowledges and confirms the Participant’s agreement and understanding that:
(a)    the Award granted hereunder is provided solely as an incentive and shall not constitute part of the Participant’s employment compensation package. Participation in the Plan is voluntary, and the value of the Award under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. If the Participant retires, resigns or is terminated from employment or is removed from active employment with the Company and all of its subsidiaries (with or without cause and with or without notice), the loss or limitation, if any, pursuant to this Agreement and the Plan with respect to rights which were not vested at that time shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of the Participant. The Award under the Plan is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments;
(b)    in no event shall the Participant be entitled to continued vesting of the Award beyond the time specified under the Plan and this Agreement;
(c)    any reference in the Plan or this Agreement to the time when the Participant “terminates employment” or words of similar import shall be a reference to the time when the Participant ceases to be in active employment with the Company and all of its subsidiaries and, for such purpose, if the Company or any of its subsidiaries has made payment in lieu of notice to the Participant or has dismissed the Participant with or without notice, the Participant shall cease to be in active employment with the Company and all of its subsidiaries on the date when the Company or any of its subsidiaries requires the Participant to stop reporting to work; and
(d)    the Participant has received independent legal advice or has decided, voluntarily without influence from the Company or any of its subsidiaries, that the Participant does not need to seek such independent legal advice in relation to this Agreement, the Plan and all related documents.
10.    Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof.
11.    Notice. Any notice to the Company or the Committee provided for in this Agreement shall be addressed to Radisys Corporation at its principal business address in care of the Secretary of the Company, and any notice to the Participant will be addressed to the Participant at the current address shown on the books and records of the Company or its subsidiary. Any notice shall be sent by registered or certified mail.
12.    Discretionary Nature of the Plan. The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and the Company may amend, modify, suspend or terminate the Plan or this Agreement in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This Award under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Awards or other benefits in lieu of Awards in the future. Future Awards, if any, will be at the sole discretion of the Board or the Committee.
13.    EU Age Discrimination Rules. If the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Award and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Committee, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

14.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Participant’s participation in the Plan. The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.
The Company and the Participant’s employer hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options, RSUs or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or the Participant’s employer will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logistics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
The Company and the Participant’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and the Participant’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.
The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (e) withdraw the Participant’s consent to the collection, processing or transfer of the Data as provided hereunder (in which case, the Participant’s Award will be null and void). The Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.
15.    Private Placement. The grant of the Award is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, any Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If the Participant has received any documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
18.    Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as are forth in an addendum to this Agreement (an “Addendum”). Further, if the Participant transfers the Participant’s residence and/or employment to another country reflected in an Addendum to this Agreement at the time of transfer, the special terms and conditions for such country shall apply to the Participant to the extent the Company determines, in its sole discretion, that the. application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional special terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
19.    Additional Requirements. The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
20.    409A Savings Clause. The Plan, this Agreement and the Award granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Code Section 409A and Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Plan, this Agreement and the Award shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company and its subsidiaries shall not be required to assume any increased economic burden in connection therewith.
21.    Entire Agreement. This Agreement and the Plan contain the entire agreement between the Participant and the Company regarding the grant of the Award and supersede all prior arrangements or understandings with respect thereto.
[Remainder of page left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Participant has executed this Agreement effective as of the date hereof.

RADISYS CORPORATION

By:
Its:	Chief Financial Officer
Date:

By accepting this grant, I hereby accept the Award granted pursuant to this Agreement subject to the limitations and restrictions referred to herein, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee and its interpretation and construction of the provisions of the Plan and this Agreement will be final, conclusive and binding.

Participant

* * * * *

RADISYS CORPORATION LONG TERM INCENTIVE PLAN

Appendix 1

Performance Goal	Performance Metrics	Calculations (1)	# of Shares— Threshold	# of Shares— Target	# of Shares— Maximum
Market Penetration (35%)			<<75% of Target>>	<<100%>>	<<125% of Target>>
Sustainable Long Term Growth (35%)			<<100%>>	<<100%>>	<<125% of Target>>
Financial Performance (30%)			<<100%>>	<<100%>>	<<125% of Target>>

(1) No. of Shares to be calculated based on actual Performance Goal Achievement Percentage for each Performance Goal between Threshold, Target and Maximum, rounded down to the nearest whole Share.

RADISYS CORPORATION LONG TERM INCENTIVE PLAN

Appendix 2

Aver. of the Per Share Closing Prices Prior to Performance Goal Achievement Date	Less than $6.00	At least $6.00 but less than $7.00	At least $7.00 but less than $8.00	At least $8.00 but less than $9.00	$9.00 or more
Multiplier	1.00	1.2	1.75	2.31	2.75